PROSPECTUS SUPPLEMENT                       Filed Pursuant to Rule No. 424(b)(3)
(To Prospectus dated July 7, 2003)          REGISTRATION NO. 333-52022



                        [OIL SERVICE HOLDRS (SM) LOGO]





                        1,000,000,000 Depositary Receipts
                          Oil Service HOLDRS (SM) Trust

     This prospectus supplement supplements information contained in the prospectus dated July 7, 2003 relating to the sale of up to 1,000,000,000 depositary receipts by the Oil Service HOLDRS (SM) Trust.

     The share amounts specified in the table on page 11 of the base prospectus shall be replaced with the following:



                                                                            Share        Primary
             Name of Company                                 Ticker        Amounts    Trading Market
---------------------------------------------------         --------     ----------  ----------------

Baker Hughes Incorporated                                   BHI            21            NYSE
BJ Services Company                                         BJS            14            NYSE
Cooper Cameron Corporation                                  CAM             4            NYSE
Diamond Offshore Drilling, Inc.                              DO            11            NYSE
ENSCO International Incorporated                            ESV            11            NYSE
GlobalSanteFe Corporation                                   GSF          19.975          NYSE
Grant Prideco, Inc.                                         GRP             9            NYSE
Halliburton Company                                         HAL            22            NYSE
Hanover Compressor Company                                   HC             5            NYSE
Nabors Industries Ltd.                                      NBR            12            AMEX
National-Oilwell, Inc.                                      NOI             7            NYSE
Noble Corporation                                            NE            11            NYSE
Rowan Companies, Inc.                                       RDC             8            NYSE
Schlumberger N.V.                                           SLB            11            NYSE
Smith International, Inc.                                   SII             8            NYSE
Tidewater Inc.                                              TDW             5            NYSE
Transocean Inc.                                             RIG            18            NYSE
Weatherford International Ltd.                              WFT             9            NYSE



     The share amounts listed in the table above reflect all previous stock splits, dividends and business combination transactions.

            The date of this prospectus supplement is March 31, 2004.